Form N-SAR, Sub-Item 77D
Policies with respect to security investments

NUVEEN CALIFORNIA HIGH YIELD MUNICIPAL BOND FUND
NUVEEN CALIFORNIA MUNICIPAL BOND FUND
NUVEEN CONNECTICUT MUNICIPAL BOND FUND
NUVEEN MASSACHUSETTS MUNICIPAL BOND FUND
NUVEEN NEW JERSEY MUNICIPAL BOND FUND
NUVEEN NEW YORK MUNICIPAL BOND FUND, each a Series
Of Nuveen Multistate Trust II

811-07755

On January 10, 2014, notification of changes to each Funds investments in repurchase agreements was filed as a 497 (supplement) to the Funds prospectus. A copy of the supplement is contained in the Form 497 filing on January 10, 2014, accession number 0001193125-14-007428 and is herein incorporated by reference as an exhibit to the Sub-Item 77D of Form N-SAR.